UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2009

BioLargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2603 Main Street, Suite 1155, Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In March 2008, BioLargo, Inc. (the “Company”) commenced a private offering (the “Spring 2008 Offering”) of up to $1,000,000 of its 10% convertible promissory notes due March 31, 2010 (the “Spring 2008 Notes”). The Spring 2008 Notes are convertible into shares of the Company’s common stock at an initial conversion price of $1.35 per share. The Spring 2008 Offering terminated on August 29, 2008.

Each purchaser of the Spring 2008 Notes received, for no additional consideration, two stock purchase warrants, each of which entitles the holder to purchase up to the number of shares of the Company’s common stock into which the holder’s Spring 2008 Note is convertible. The first warrant was initially exercisable at an exercise price of $1.50 per share and expires on March 31, 2009 (the “2009 Warrants”). The second warrant is exercisable at an initial exercise price of $2.00 per share and expires on March 31, 2011 (the “2011 Warrants”).

On September 2, 2008, the Board of Directors reduced the exercise price of the 2009 Warrants from $1.50 per share (the original exercise price of the 2009 Warrant pursuant to the terms of the Spring 2008 Offering) to $1.00 per share. On January 16, 2009, the Board of Directors further reduced the exercise price of the 2009 Warrants from $1.00 per share to $0.50 per share. The number of shares of the Company’s common stock for which the 2009 Warrants can be exercised remains unchanged and the expiration date of the 2009 Warrants, March 31, 2009, remains unchanged.

The Company sold $913,625 aggregate principal amount of Spring 2008 Notes in the Spring 2008 Offering, which are convertible, in the aggregate, into 676,775 shares of the Company’s common stock. As a result of the foregoing actions reducing the exercise price of the 2009 Warrants, the maximum proceeds that the Company could receive from the exercise of all the 2009 Warrants has been reduced from $1,015,163 to $338,388.

Item 9.01	Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2009	BIOLARGO, INC.

	By:	/s/ Dennis Calvert
Dennis Calvert
Chief Executive Officer